Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MAVERICK SPECIALTY, INC.

ARTICLE ONE

The name of the corporation is Maverick Specialty, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares, all of which shall be shares of Class A Common Stock, with a par value of $0.001 (One Tenth of a Cent) per share.

ARTICLE FIVE

The name and mailing address of the incorporator is as follows:

Name	Address
Robert A. Jannusch	Kirkland & Ellis LLP 300 North LaSalle Drive Chicago, IL 60654

ARTICLE SIX

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise provided in the By-Laws.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

*        *         *        *

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of March, 2021.

/s/ Robert A. Jannusch
Robert A. Jannusch, Sole Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MAVERICK SPECIALTY, INC.

* * * * *

Maverick Specialty, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

ARTICLE TEN That the Corporation was originally formed as Maverick Specialty, Inc., a Delaware corporation, and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 5, 2021 (the “Certificate of Incorporation”).

ARTICLE ELEVEN That the Certificate of Incorporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:

Name. The name of this corporation is Ryan Specialty Group Holdings, Inc. (herein after called the “Corporation”).

ARTICLE TWELVE That the terms and conditions of this Certificate of Amendment of the Certificate of Incorporation were duly adopted by the board of directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation on May 11, 2021.

MAVERICK SPECIALTY, INC., a Delaware corporation

By:	/s/ Patrick G. Ryan
Name: Patrick G. Ryan
Its: Chief Executive Officer